Exhibit 99.1

September 14, 2020

Dear Investor,

We are writing to give you an update on the progress toward the liquidation of HGR Liquidating Trust (the “Trust”), formerly Hines Global REIT, Inc.

RECENT ASSET SALES
Since our last communication in July 2020, we have been hard at work with our continued marketing and disposition efforts. We are pleased to report we were able to sell two of the seven remaining assets.

•25 Cabot Square: On August 25, we completed the sale of 25 Cabot Square in London for a contract sale price of £380.0 million (or approximately $498.8 million). The outstanding mortgage of £123.8 million (approximately $162.5 million on the date of the sale) associated with the property was paid off in conjunction with its sale.

•The Avenue at Murfreesboro: On August 31, we sold The Avenue at Murfreesboro in Nashville for a contract sale price of $141.3 million.

Based on current estimates, we do not expect the Trust to generate taxable income to investors for 2020. However, this is subject to change to the extent gains on assets sold are higher than currently estimated. As a reminder, for tax purposes, unitholders will be taxed based on their share of all income, gains, loss deductions and credits of the Trust.

NEXT SPECIAL DISTRIBUTION
As a result of these asset sales, the Trust’s board of trustees has declared a special distribution of
$2.45 per unit to be processed on or around September 24 to unitholders of record as of September 14, 2020. After this special distribution is paid, we will have paid aggregate distributions of $13.09 per unit to holders who have been invested since the inception of Hines Global REIT, Inc. The following table provides more information with respect to distributions paid and payable to investors since inception:

Distributions per share/unit[1]	Description
$5.64	Regular operating distributions paid from inception through June 2018
$4.00	Special distributions paid in 2018 and 2019
$1.00	Special distribution paid in July 2020
$2.45	Special distribution payable in September 2020
$13.09

Additionally, as the following table illustrates, the special distribution of $2.45 per unit will reduce investors’ remaining investment in the Trust. Therefore, after the special distribution, the estimated net asset value (“NAV”) will be $2.13 per unit.

$4.58	NAV per unit as of July 15, 2020
- $2.45	Special distribution payable in September 2020
$2.13	New estimated NAV per unit[2]

PATH FORWARD
We remain committed to completing the sale of the remaining five assets and distributing the sales proceeds in the most efficient manner possible to maximize value for our investors. We are still actively in discussions with potential buyers for certain assets and will continue to move those processes forward and would expect to make additional distributions upon the completion of those sales.

We appreciate your continued confidence in Hines to manage your investment. If you have any questions about your investment in HGR Liquidating Trust, please contact your financial professional or call Hines Investor Relations at 888.220.6121.

Sincerely,
Jeffrey C. Hines
Chief Executive Officer and Trustee

1The amount of regular operating distributions received by each investor depends on when the investment was made and will be lower for those who invested after inception. Special distributions include liquidating distributions and other special distributions that are deemed a return of invested capital and reduce the investors’ remaining investment in the Trust.
2The new estimated NAV is not based on updated appraisals of the Trust’s remaining assets. There can be no assurances that investors will receive additional special distributions equal to the new estimated NAV.

Forward-Looking Statements
Statements in this communication, including, without limitation, intentions, beliefs or expectations relating to the timing of the Trust’s completion of the liquidation and the payment of additional distributions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the ability of the Trust to effectively market and sell its remaining assets at desirable prices, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although the Trust believes these statements are based on reasonable assumptions, actual outcomes may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially include the risks associated with potential buyers of the Trust’s properties determining to postpone or abandon the acquisition, the tenants at the Trust’s properties continuing to be able to pay rent in a timely manner, changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of Hines Global REIT, Inc.’s Annual Report on Form 10-K, as updated from time to time by the Trust’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements and the Trust undertakes no duty to update any forward-looking statements.